Exhibit 99.1

For Immediate Release	Contact:	Laura Feragen StarToplin 215-793-0310 lferagen@startoplin.com

CAPSALUS CORP. TO ACQUIRE
SALES & MARKETING OPERATION OF CONSUMER GENOMICS INNOVATOR

Deal will provide Capsalus with immediate revenue source

ATLANTA – July 28, 2011 –Capsalus Corp. (OTCBB:WELL), a public company operating in the health, wellness and goodness space, announces that it has signed a letter of intent to acquire the marketing rights and assets of GeneWize Life Sciences, Inc., a wholly owned direct-selling subsidiary of GeneLink Biosciences, Inc. (OTCBB:GNLK), a leading biosciences company specializing in consumer genomics. The deal is Capsalus’ third in less than a year, and its first acquisition of an established brand.

The relationship with GeneWize is one more milestone along Capsalus’ ambitious strategic roadmap since launching last fall. The company’s relationships with innovative niche enterprises such as GeneWize, offering a distinct competitive advantage and potential to generate accelerating cash-flow and rapid margin growth, have exceeded expectations.

GeneWize has earned distinction as the first network sales company to focus on providing individually customized nutritional formulations based on a consumer's personal DNA assessment.  “In setting a new standard in personalized health and beauty, GeneWize is well positioned to have a significant impact on the collective $20 billion market of skin care, weight management and wellness supplements in the U.S.,” said Capsalus interim CEO Steven M. Grubner. “Given GeneWize’s market leadership, its’ solid management team and robust financials, we expect the company to become a key driver in significantly enhancing Capsalus shareholder value in the near term.  We are looking forward to our relationship with GeneLink Biosciences as they continue to supply GeneWize with proprietary genetic assessments and consumer products based on their numerous patents and patents pending.”

Added Bernard L. Kasten Jr., M.D., GeneLink’s Executive Chairman and CEO, “We are very excited to be partnering with Capsalus through GeneWize.  GeneLink Biosciences has enjoyed success in bringing the benefits of genetics directly to the consumer.  Through Capsalus, we anticipate future success and expansion of this groundbreaking effort.   As the pioneer in genetically-guided nutrition and skin care, this transaction will enable GeneLink Biosciences to focus on strengthening our leadership position in consumer genetics, allowing us to support Capsalus and GeneWize with advances in genetic testing, product development and custom product manufacturing.”

In addition to drawing on Capsalus’ financial resources, GeneWize will look to Capsalus for strategic support in extending its sales and marketing reach and in optimizing overall business performance. “This is the best of all possible worlds for GeneWize Affiliates,” said GeneWize President, Sharon Tahaney. “We are still associated with the world-class DNA science of GeneLink, and now we’re adding the deep capital resources, corporate development experience, and the in-house operating and marketing expertise of the Capsalus team. Their capital infusion in marketing will give GeneWize Affiliates more resources to build their businesses and implement a strategy for global expansion. In Capsalus we have a partner who will be significant in helping us take our business to the next level.”

GeneWize is a noteworthy addition to the increasingly robust family of Capsalus' companies (www.capsalus.com/portfolio) across the consumer products, media and technology, biotechnology and healthcare industry spectrum, including Wish Upon a Hero, the world’s largest online social helping network, connecting people in need with people who can help; Guava Healthcare, specializing in customized in-home, non-medical and medical staffing and services to clients across the age spectrum, listed among Entrepreneur's “Franchise 500” this year and last; White Hat Brands, an emerging player in the branded consumer products market; and PanTheryx, creating and selling biologics, pharmaceuticals and medical products to the expanding healthcare professional market in India.

For more information about Capsalus and investment opportunities, contact 888-400-7179, or visit www.capsalus.com.

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Capsalus Corp. (www.capsalus.com) is a public company that partners with and acquires visionary enterprises in the health and wellness space producing progressive, broad-based solutions for better physical, nutritional and emotional health worldwide. Capsalus, which derives its name from “Salus,” the Roman goddess of health and prosperity, works with companies in varying stages of development, from consumer products to media and technology and biotechnology. It provides operating infrastructure, strategic pathways and financial support to get them to the mass market quickly and efficiently.

GeneLink Biosciences, Inc. (www.genelinkbio.com) is a 17-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented technologies include proprietary DNA test assessments linked to personalized health, beauty and wellness applications and products. Its DNA assessments provide information that enables the customization of nutritional and skincare products designed and manufactured to fulfill each individual consumer’s wellness needs.

GeneWize Life Sciences, Inc. (www.genewize.com) is a beauty and wellness network marketing DNA customized nutritional supplements, skin care and gene modulating weight management products through self-directed businesses.  Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs based on a consumer’s personal genetic assessment. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products.  The company’s mission is to empower individuals to take personal responsibility and control of their health.

Forward-looking Statements
This news release may contain “Forward-looking Statements” within the meaning of Section 21E of the United States Securities Exchange Act, as amended.  All statements in this news release, other than statements of historical fact, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  This notice expressly qualifies all forward-looking statements in this news release.